CPS Technologies Corporation
Ralph Norwood, Chief Financial Officer
111 South Worcester Street
Norton, MA 02766
Telephone: (508) 222-0614
Web Site: www.alsic.com

CPS TECHNOLOGIES CORPORATION ANNOUNCES THIRD QUARTER 2012 RESULTS

Norton, Massachusetts, November 8, 2012. CPS Technologies Corporation (OTCBB:CPSH) today announced revenues of $2.7 million and a net loss of $531 thousand for the quarter ended September 29, 2012. This compares with revenues of $4.9 million and net income of $28 thousand for the quarter ended October 1, 2011.

Revenues for the nine months ended September 29, 2012 decreased 36% to $9.9 million from $15.6 million for the corresponding period in 2011. The net loss for the nine month period was $1,438 thousand compared with net income of $57 thousand for the first nine months of 2011.

Mr. Bennett, CEO, said, “CPS has experienced several quarters of declining demand for existing products; this decline has been longer lasting than our customers forecast or we expected. The declining demand is primarily due to macroeconomic conditions, particularly in Europe, secondarily in China and the USA. Earlier this year we reduced employment in both manufacturing and overhead positions to match our costs to our carefully- updated forecast for the rest of the year. We forecast demand would hit bottom in Q3 and then turn upward and begin to increase in Q4. Actual demand in Q3 was slightly lower than expected at that time; however, demand has, thus far in Q4, turned upward and been increasing as expected.

Our results for the third quarter and nine months to date demonstrate the critical link between sales volume and our profit or loss situation, due to our relatively high fixed-cost content. We believe we made the right decision to retain overhead personnel needed to support a higher level of demand; and we are forecasting higher demand in 2013. These resources have been focusing on continuous improvement in our manufacturing operations.”

Continuing his comments, Mr. Bennett said, “We are optimistic about a rebound in the traction business, especially in China. The Chinese demand had been strong before losing momentum following the serious train crash in the summer of 2011. Many of our European customers supply the Chinese market. Demand for our components used in hybrid and electric vehicles, although lower than initial customer-provided forecasts, is increasing as more models using our products enter the marketplace. Demand for our hermetic packages is increasing and we are achieving significant design wins. Finally, although there is considerable uncertainty regarding government defense spending near term, nevertheless, we are very encouraged by the opportunities we see in armor and the positive feedback we have received in working with the Army Research Laboratory. We remain confident that we have the right strategy, technology and team in place to generate future growth and profitability.”

About CPS
CPS Technologies Corporation is a global leader in producing metal-matrix composite components used to improve the reliability and performance of various electrical systems. CPS products are used in motor controllers for hybrid and electric vehicles, high-speed trains, subway cars and wind turbines. They are also used as heatspreaders in internet switches, routers and high-performance microprocessors. CPS also develops and produces metal-matrix composite armor.

Safe Harbor
Statements made in this document that are not historical facts or which apply prospectively, including those relating to 2012 financial results, are forward-looking statements that involve risks and uncertainties. These forward-looking statements are identified by the use of terms and phrases such as "will," "intends," "believes," "expects," "plans," "anticipates" and similar expressions. Investors should not rely on forward looking statements because they are subject to a variety of risks and uncertainties and other factors that could cause actual results to differ materially from the company's expectation. Additional information concerning risk factors is contained from time to time in the company's SEC filings, including its Annual Report on Form 10-K and other periodic reports filed with the SEC. Forward-looking statements contained in this press release speak only as of the date of this release. Subsequent events or circumstances occurring after such date may render these statements incomplete or out of date. The company expressly disclaims any obligation to update the information contained in this release.

CPS TECHNOLOGIES CORPORATION
STATEMENT OF OPERATIONS (Unaudited)

	---Quarter Ended---		--Nine Months Ended--
	Sept. 29,	Oct. 1,	Sept. 29,	Oct. 1,
	2012	2011	2012	2011
	-----------	-----------	-----------	-----------

Total Revenues	$2,744,181	$4,901,040	$9,927,222	$15,583,145
Cost of Sales	2,980,288	4,009,048	10,004,190	12,875,678
	-----------	-----------	-----------	-----------
Gross Margin	(236,107)	891,992	(76,968)	2,707,467
Operating Expenses	641,046	835,375	2,294,778	2,579,388
	-----------	-----------	-----------	-----------
Operating income (loss)	(877,153)	56,617	(2,371,746)	128,079
Interest expense, net	(4,792)	(8,528)	(16,258)	(26,264)
	-----------	-----------	-----------	-----------
Income (loss) before income taxes	(881,945)	48,089	(2,388,004)	101,815
Income tax expense (benefit)	(351,000)	20,500	(950,000)	44,900
	-----------	-----------	-----------	-----------
Net income (loss)	(530,945)	27,589	(1,438,004)	56,915
	========	========	=========	==========
Net income (loss) per diluted share	($0.04)	$0.00	($0.11)	$0.00
Shares outstanding, diluted	12,871,659	13,190,317	12,868,934	13,199,666

CPS TECHNOLOGIES CORPORATION
BALANCE SHEET (Unaudited)

	Sept. 29,	Dec. 31,
	2012	2011
	-----------	-----------

Assets

Current assets:
Cash and cash equivalents	$221,164	$1,142,429
Accounts receivable, net	2,101,077	3,112,960
Inventories	3,301,248	3,138,617
Prepaid expenses	115,467	152,444
Deferred taxes, current	--	287,056
	-------------	-------------
Total current assets	5,738,956	7,833,506

Property and equipment, net	1,943,352	2,307,045
Deferred taxes, non-current	2,430,817	1,193,761
	-------------	-------------
Total assets	$10,113,125	$11,334,312
	=========	=========

Liabilities and Equity

Current liabilities:
Accounts payable	$1,100,647	$1,463,997
Accrued expenses	835,764	660,031
Line of Credit	400,000	--
Capital leases, current	138,448	208,504
	-------------	-------------
Total current liabilities	2,474,859	2,332,532

Capital leases, non-current	96,671	199,738
	-------------	-------------
Total liabilities	2,571,530	2,532,270

Stockholders' equity	7,541,595	8,802,042
	-------------	-------------
Total liabilities and stockholders' equity	$10,113,125	$11,334,312
	=========	=========